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                                                                   Exhibit 23.16

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Common Member and Manager
Bresnan Communications Group LLC:


We consent to the inclusion in Amendment No. 1 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report on the consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations and members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                          /s/ KPMG LLP

Denver, Colorado
April 13, 2000